Exhibit 99.2


                              WHIRLPOOL CORPORATION
                                 2000 M63 North
                          Benton Harbor, Michigan 49022


                                 August 10, 2005


Mr. Ralph F. Hake
Chairman and CEO
Mr. Howard L. Clark, Jr.
Chairman, Special Committee
   of the Board of Directors

Maytag Corporation
403 West Fourth Street, North
Newton, Iowa 50208


Dear Messrs. Hake and Clark:

           We are pleased to increase our offer to acquire Maytag. We are now offering to acquire all of Maytag's outstanding shares by means of a merger that would provide Maytag shareholders $21.00 of total consideration per Maytag share in a taxable transaction. Of the total consideration, 50% would be paid in cash and the balance in shares of Whirlpool common stock. All other material terms of this offer, including the "reverse break-up fee" of $120 million, remain unchanged from those contained in my August 8, 2005 letter to you.

           Based on our understanding that your Board prefers certainty of value on the portion of the consideration that will be based on Whirlpool stock, we will provide your shareholders the benefit of a floating exchange ratio to determine the number of shares at closing. Such floating exchange ratio will be subject to a collar range equal to +/- 10% of the volume weighted average price of our common stock on the New York Stock Exchange on the day you first declare our offer a "Superior Company Proposal" (as defined in the Agreement and Plan of Merger, dated as of May 19, 2005, among Triton Acquisition Holding, Triton Acquisition Co. and Maytag) and, if such day is not a business day, on the trading day immediately preceding such day.

           Please find attached hereto a new Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 10, 2005, among Whirlpool Corporation ("Whirlpool"), Whirlpool Acquisition Co. ("Merger Sub") and Maytag Corporation ("Maytag") executed by Whirlpool and Merger Sub. The execution and delivery of the Merger Agreement by Whirlpool and Merger Sub constitutes a binding irrevocable offer by Whirlpool and Merger Sub to Maytag to enter into the transactions contemplated by the Merger Agreement on the terms specified therein (the "Offer"). Unless previously accepted by Maytag, the Offer will expire at 5:00 pm. Eastern Standard Time on August 21, 2005.

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           Whirlpool represents to Maytag that Whirlpool's execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated thereby, are within Whirlpool's corporate powers, and have been duly authorized by all necessary corporate action. In addition, Whirlpool represents to Maytag that the Merger Agreement constitutes a valid and binding agreement of Whirlpool and will, upon execution by Maytag, be enforceable against Whirlpool in accordance with its terms.

           This offer and our other agreements set forth in this letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

           We look forward to hearing from you with regard to your determination.



                                 Very truly yours,


                                 WHIRLPOOL CORPORATION

                                 By: /s/ Jeff M. Fettig
                                     ---------------------------------
                                     Jeff M. Fettig
                                     Chairman, CEO and President
























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